Exhibit 99.1

Intellia Therapeutics Names John F. Crowley to Board of Directors

CAMBRIDGE, Mass., Oct. 5, 2020 — Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading genome editing company focused on developing curative therapeutics using CRISPR/Cas9 technology both in vivo and ex vivo, has appointed John F. Crowley to its Board of Directors. Mr. Crowley is a well-established leader in biotech and pharmaceuticals and a visionary advocate for the advancement of treatments for people living with rare diseases. He joins Intellia’s board during a pivotal transition, as the company expects to begin its first clinical trial this year.

“We are very pleased to welcome John Crowley to our Board of Directors. He is widely respected for his work in companies that have developed transformational treatments for rare diseases. John’s first-hand experiences as a parent advocate with children who have Pompe disease will help guide Intellia as we pursue our mission of developing curative therapies for severe and life-threatening diseases,” said Intellia President and Chief Executive Officer, John Leonard, M.D. “Together, with our experienced and diverse senior leadership team, Intellia’s board of directors will help us achieve our goals and deliver value to our patients and our shareholders.”

Mr. Crowley brings relevant experience to Intellia’s board, having started preeminent biotech companies with successful programs that transitioned from preclinical to clinical development, and importantly, a commercialized medicine available for patients. Since 2005, Mr. Crowley has been chairman and chief executive officer of Amicus Therapeutics, a global biotechnology company focusing on developing treatments for rare genetic diseases. At Amicus, he has managed the company’s growth from a small start-up to one with operations in more than 30 countries and a market value of more than $3 billion.

Mr. Crowley became a principal advocate for the treatment of the severe and often fatal neuromuscular disorder, Pompe disease. In 1998, he left his executive position at a large pharmaceutical company to co-found Novazyme Pharmaceuticals, which was born out of his desire to research and develop a treatment for two of his children who had been diagnosed with Pompe. Mr. Crowley oversaw Novazyme’s acquisition by Genzyme Corporation (now Sanofi) in 2001 and continued on as a senior vice president, where he played a lead role in the development of drugs for rare diseases.

He has held governing roles at several nonprofits, including the Global Genes Project as a founding board member and the Make-A-Wish Foundation of America as a former national chairman. Mr. Crowley also is a member of the University Council on Science & Technology at Notre Dame and a Henry Crown Fellow at the Aspen Institute. The Crowley family was the recipient of the 2011 Family Exemplar Award from the University of Notre Dame.

Mr. Crowley graduated with a B.S. in Foreign Service from Georgetown University. He earned a J.D. from the University of Notre Dame Law School and an MBA from Harvard Business School. Outside of his pioneering work in biotech, Mr. Crowley served as a commissioned intelligence officer in the U.S. Navy Reserve for more than a decade, assigned to the U.S. Special Operations Command, and is a combat veteran of the Global War on Terrorism with service in Afghanistan.

Additionally, Perry Karsen, has decided to step down from his board position, effective December 31, 2020, due to other commitments. Mr. Karsen served as chairman of Intellia’s Board of Directors from April 2016 through February 2020, including the company’s 2016 initial public offering. He has remained a member of the board and served on the Nominating and Corporate Governance Committee, which he chaired through February 2020, and the Compensation Committee.

“For the past five years, Perry was instrumental in helping Intellia grow from a privately held, start-up biotech to the publicly traded clinical-stage company it is today,” added Leonard. “We are grateful for the stewardship, direction and friendship he brought to our board and our employees. We wish him the very best in his future endeavors as he applies his leadership to his other endeavors on the West coast.”

About Intellia Therapeutics

Intellia Therapeutics is a leading genome editing company, focused on the development of proprietary, potentially curative therapeutics using the CRISPR/Cas9 system. Intellia believes the CRISPR/Cas9 technology has the potential to transform medicine by producing single-course therapeutics that permanently edit and correct disease-associated genes, and creating enhanced engineered cells that can treat oncological and immunological diseases. Intellia’s combination of deep scientific, technical and clinical development experience, along with its leading intellectual property portfolio, puts it in a unique position to unlock broad therapeutic applications of the CRISPR/Cas9 technology and create new classes of therapeutic products. Learn more about Intellia Therapeutics and CRISPR/Cas9 at intelliatx.com. Follow us on Twitter @intelliatweets.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s ability to advance and expand the CRISPR/Cas9 technology to develop into human therapeutic products, as well as our CRISPR/Cas9 intellectual property portfolio; achieve stable or effective genome editing; the timing and potential achievement of milestones to advance our pipeline and grow as a company; and the anticipated contribution of the members of our board of directors and our executives to our operations and progress.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to Intellia’s relationship with third parties, including its licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of studies and other development requirements for its product candidates; the risk that any one or more of Intellia’s product candidates will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; and the risk that Intellia’s collaborations with Novartis or Regeneron or its other ex vivo collaborations will not continue or will not be successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

Intellia Contacts:

Media:

Jennifer Mound Smoter

Senior Vice President

External Affairs & Communications

+1 857-706-1071

jenn.smoter@intelliatx.com

Lynnea Olivarez

Director

External Affairs & Communications

+1 956-330-1917

lynnea.olivarez@intelliatx.com

Investors:

Lina Li

Associate Director

Investor Relations

+1 857-706-1612

lina.li@intelliatx.com

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